================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A

                                 AMENDMENT TO
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) FEBRUARY 2, 1998


                        COMMISSION FILE NUMBER 0-27830


                           -----------------------

                                  LYCOS, INC.
            (Exact name of registrant as specified in its charter)



               DELAWARE                                 04-3277338
     (State or other jurisdiction of       (IRS Employer Identification No.)
     incorporation or organization)





         500 OLD CONNECTICUT PATH, FRAMINGHAM, MASSACHUSETTS 01701-4576
          (Address of principal executive offices, including Zip Code)

                                 (508) 424-0400
              (Registrant's telephone number, including area code)

================================================================================

  The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of the Current Report on Form 8-K filed by the registrant on February 17, 1998 as set forth in the pages attached hereto:

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  ------------------------------------------------------------------

(a)  Financial Statements of Business Acquired

                                  TRIPOD, INC.

                               TABLE OF CONTENTS



                                                                                                PAGE
                                                                                              --------

Independent Auditors' Report..................................................................   F-1

Balance Sheets
   October 31, 1997 and December 31, 1996.....................................................   F-2

Statements of Operations
   Ten months ended October 31, 1997 and Year ended December 31, 1996.........................   F-3

Statements of Stockholders' Equity
   Ten months ended October 31, 1997 and Year ended December 31, 1996.........................   F-4

Consolidated Statements of Cash Flows
   Ten months ended October 31, 1997 and Year ended December 31, 1996.........................   F-5

Notes to Financial Statements.................................................................   F-6

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Tripod, Inc.:

  We have audited the accompanying balance sheets of Tripod, Inc. as of October 31, 1997 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the ten months ended October 31, 1997 and year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tripod, Inc. as of October 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the ten months ended October 31, 1997 and year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                  KPMG PEAT MARWICK LLP


Boston, Massachusetts
February 3, 1998

                                  TRIPOD, INC.

                                 BALANCE SHEETS



                                                                               OCTOBER  31,           DECEMBER 31,
                                                                                   1997                   1996
                                                                           -----------------      -----------------
                                  ASSETS
Current assets:
  Cash and cash equivalents................................................      $ 5,871,589            $    46,128
  Accounts receivable, less allowance for doubtful accounts
    of $110,000 and $34,000 at October 31, 1997 and
    December 31,1996, respectively.........................................          111,128                114,870
  Prepaid expenses.........................................................           17,567                  8,000
                                                                           -----------------      -----------------
     Total current assets..................................................        6,000,284                168,998
                                                                           -----------------      -----------------

Property and equipment, less accumulated depreciation......................          916,552                263,728
Other assets...............................................................           24,650                 14,625
                                                                           -----------------      -----------------
     Total assets..........................................................      $ 6,941,486            $   447,351
                                                                           =================      =================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................................................      $       --             $   600,000
  Accounts payable.........................................................           53,199                111,821
  Accrued expenses.........................................................          695,457                 84,684
  Deferred revenues........................................................           92,520                 31,594
                                                                           -----------------      -----------------
     Total current liabilities.............................................          841,176                828,099

Deferred compensation......................................................          169,183                147,930

Redeemable preferred stock, Series D and E, $0.01 par value:
  Authorized: 291,921 shares at October 31, 1997 and
    December 31, 1996; Issued and outstanding: 239,872
    at October 31, 1997 and 40,669 at December 31, 1996. Involuntary
    liquidation value and redemption value of 11,749,978 at
    October 31, 1997.......................................................       11,475,850              1,535,898
Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; 500,000 shares authorized,
    69,025 shares at October 31, 1997 and 69,025 at
    December 31, 1996 issued and outstanding.  Involuntary
    liquidation value of $1,126,940 at October 31, 1997......................            690                    690
  Common stock, $.01 par value; 1,000,000 shares authorized,
    83,510 shares at October 31, 1997 and 83,372 at
    December 31, 1996 issued and outstanding...............................              835                    834
  Additional paid-in capital...............................................        1,466,143              1,313,882
  Deferred compensation....................................................         (141,548)                    --
  Accumulated deficit......................................................       (6,870,843)            (3,379,982)
                                                                           -----------------      -----------------
     Total stockholders' equity............................................       (5,544,723)            (2,064,576)
                                                                           -----------------      -----------------
     Total liabilities and stockholders' equity............................      $ 6,941,486            $   447,351
                                                                           =================      =================

                See accompanying notes to financial statements.

                                  TRIPOD, INC.

                            STATEMENTS OF OPERATIONS



                                                                TEN MONTHS ENDED            YEAR ENDED
                                                                OCTOBER 31, 1997        DECEMBER 31, 1996
                                                             -------------------      -------------------

Revenues:
  Advertising................................................        $   450,980             $    347,191
  Other......................................................            113,749                    5,032
                                                             -------------------      -------------------
     Total revenues..........................................            564,729                  352,223
Cost of revenues.............................................            497,746                  443,252
                                                             -------------------      -------------------
     Gross profit............................................             66,983                  (91,029)
Operating expenses:
  Research and development...................................          1,814,486                  804,359
  Sales and marketing........................................          1,301,143                  903,325
  General and administrative.................................            542,044                  279,146
                                                             -------------------      -------------------
     Total operating expenses................................          3,657,673                1,986,830
                                                             -------------------      -------------------
Operating loss...............................................         (3,590,690)              (2,077,859)
Interest income (expense)....................................             99,829                   (9,734)
                                                             -------------------      -------------------
Net loss.....................................................        $(3,490,861)            $ (2,087,593)
                                                             ===================      ===================
Basic and diluted net loss per share.........................        $    (41.84)            $     (25.63)
                                                             ===================      ===================
Shares used in computing basic and diluted net loss per
 share.......................................................             83,441                   81,436
                                                             ===================      ===================


                See accompanying notes to financial statements.

                                  TRIPOD, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                             PREFERRED STOCK                 COMMON STOCK
                                                          SHARES        AMOUNT          SHARES         AMOUNT
                                                  -------------------------------------------------------------
Balances at December 31, 1995.....................         69,025          $690          79,500           $795
Issuance of preferred stock warrants..............             --            --              --             --
Issuance of common stock in connection with
 the exercise of common stock options.............             --            --           3,872             39
Net loss..........................................             --            --              --             --
                                                  -------------------------------------------------------------
Balances at December 31, 1996.....................         69,025          $690          83,372           $834
Issuance of common stock in connection with
 the exercise of common stock options.............             --            --             138              1
Deferred compensation related to grant of stock
 options..........................................             --            --              --             --
Amortization of deferred compensation.............             --            --              --             --
Net loss..........................................             --            --              --             --
                                                  -------------------------------------------------------------
Balances at October 31, 1997......................         69,025          $690          83,510           $835
                                                  =============================================================

                                                       ADDITIONAL
                                                        PAID-IN        DEFERRED      ACCUMULATED
                                                        CAPITAL      COMPENSATION      DEFICIT         TOTAL
                                                  ------------------------------------------------------------
Balances at December 31, 1995.....................     $1,139,750      $     --     $(1,292,389)   $  (151,154)
Issuance of preferred stock warrants..............        158,683            --              --        158,683
Issuance of common stock in connection with
 the exercise of common stock options.............         15,449            --              --         15,488
Net loss..........................................             --            --      (2,087,593)    (2,087,593)
                                                  ------------------------------------------------------------
Balances at December 31, 1996.....................     $1,313,882      $     --     $(3,379,982)   $(2,064,576)
Issuance of common stock in connection with
 the exercise of common stock options.............            551             --             --            552
Deferred compensation related to grant of stock
 options..........................................        151,710       (151,710)            --             --
Amortization of deferred compensation.............             --         10,162             --         10,162
Net loss..........................................             --             --     (3,490,861)    (3,490,861)
                                                  ------------------------------------------------------------
Balances at October 31, 1997......................     $1,466,143      $(141,548)   $(6,870,843)   $(5,544,723)
                                                  ============================================================

                See accompanying notes to financial statements.

                                  TRIPOD, INC.

                            STATEMENTS OF CASH FLOWS



                                                                        TEN MONTHS ENDED            YEAR ENDED
                                                                        OCTOBER 31, 1997        DECEMBER 31, 1996
                                                                     -------------------      -------------------
OPERATING ACTIVITIES
Net loss.............................................................        $(3,490,861)             $(2,087,593)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Amortization of deferred compensation..............................             10,162                       --
  Depreciation and amortization......................................            209,744                   63,020
  Allowance for doubtful accounts....................................             75,131                   34,495
Changes in operating assets and liabilities:
  Accounts receivable................................................            (71,389)                (147,665)
  Prepaid expenses...................................................             (9,567)                  (7,177)
  Other assets.......................................................            (10,025)                 (14,625)
  Accounts payable...................................................            (58,622)                  44,624
  Accrued expenses...................................................            610,773                   43,767
  Deferred revenues..................................................             60,926                  (34,031)
  Deferred compensation..............................................             21,253                   24,114
                                                                     -------------------      -------------------
Net cash used in operating activities................................         (2,652,475)              (2,081,071)
                                                                     -------------------      -------------------
INVESTING ACTIVITIES
Purchase of property and equipment...................................           (862,568)                (256,009)
                                                                     -------------------      -------------------
Net cash used in investing activities................................           (862,568)                (256,009)
                                                                     -------------------      -------------------
FINANCING ACTIVITIES
Proceeds from sale of redeemable preferred stock.....................          9,999,991                1,591,304
Proceeds from sale of preferred stock warrants.......................                 --                  158,683
Payment of issuance costs for redeemable preferred stock.............            (60,039)                 (55,406)
Proceeds from borrowings on notes payable............................            975,000                  600,000
Payments on notes payable............................................         (1,575,000)                      --
Proceeds from exercise of stock options..............................                552                   15,488
                                                                     -------------------      -------------------
Net cash provided by financing activities............................          9,340,504                2,310,069
                                                                     -------------------      -------------------
Net increase (decrease) in cash and cash equivalents.................          5,825,461                  (27,011)
                                                                     -------------------      -------------------
Cash and cash equivalents at beginning of period.....................             46,128                   73,139
                                                                     -------------------      -------------------
Cash and cash equivalents at end of period...........................        $ 5,871,589              $    46,128
                                                                     ===================      ===================


                See accompanying notes to financial statements.

                                  TRIPOD, INC.

                         NOTES TO FINANCIAL STATEMENTS



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

  Tripod, Inc. ("Tripod" or the "Company"), which operates in one industry segment, maintains a community oriented website on the Internet's World Wide Web. The Company provides content for members of Tripod and provides software applications that allow members to publish their personal homepage on the Internet's World Wide Web. The Company was formed in September 1992 and is incorporated in the state of Delaware.

Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents. At October 31, 1997 and December 31, 1996, the Company had no investments with original or remaining maturities greater than three months.

Property and Equipment

  Property and equipment are stated at cost, net of accumulated depreciation and amortization. Computer equipment is depreciated on a straight-line basis over the estimated useful lives of the assets (generally three years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Revenue Recognition

  The Company's internet advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from internet advertising are recognized as the services are performed.

  The Company's other revenue includes subscription fees from members for premium memberships, which include enhanced homepage building tools. Subscription fees are recognized ratably over the term of the subscription.

Deferred Revenues

  Deferred revenues are comprised of subscription fees to be earned in the future on noncancelable premium member subscriptions.

Research and Development Costs

  Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of either a detailed program design or a working model of the product and ending when a product is available for general release to consumers. To date, completion of a detailed program design or a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

Advertising Costs

  The Company expenses advertising production costs as incurred. Advertising expenses were approximately $563,000 and $458,000 for the ten-month period ended October 31, 1997 and the year ended December 31, 1996, respectively.

                                  TRIPOD, INC.

Income Taxes

  The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Concentration of Credit Risk

  Substantially all of the Company's excess cash has been invested in highly liquid investments with remaining maturities of three months or less.

  The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. Direct write-offs of accounts receivable were $11,750 for the ten month period ended October 31, 1997. There were no direct write-offs of accounts receivable for the year ended December 31, 1996. No single customer accounted for greater than 10% of total revenues during the ten month period ended October 31, 1997 and two customers each accounted for more than 10% of total revenue for the year ended December 31, 1996.

Financial Instruments

  The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues, approximate their fair market values as of October 31, 1997. The Company has no investments in derivative financial instruments.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Per Share Amount

  The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the presentation of basic loss per share and diluted loss per share for all periods presented. As the Company has been in a net loss position for the year ended December 31, 1996, and for the ten month period ended October 31, 1997, common stock equivalents were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.


Stock Based Compensation

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss and earnings or loss per share in the notes to the financial statements. The Company applies the disclosure provisions of SFAS 123 and applies APB Opinion 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company's stock option plans.

                                  TRIPOD, INC.

New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. The Company believes that this pronouncement will not have a material adverse effect on its results of operations.

2.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

                                                     OCTOBER 31,              DECEMBER 31,
                                                         1997                     1996
                                                -------------------      -------------------
      Computers and equipment                            $  863,330                 $348,792
      Leasehold improvements                                348,030                       --
                                                -------------------      -------------------
                                                          1,211,360                  348,792
      Less accumulated depreciation and
        amortization                                       (294,808)                 (85,064)
                                                -------------------      -------------------
                                                         $  916,552                 $263,728
                                                ===================      ===================



3.    ACCRUED EXPENSES
      Accrued expenses consist of the following:

                                           OCTOBER 31,        DECEMBER  31,
                                              1997                1996
                                     ----------------------------------------
      Compensation and benefits                   $203,300            $ 4,927
      Advertising and promotion                    170,444                 --
      Professional fees                            146,049             50,000
      Taxes                                        100,000                 --
      Other                                         75,664             29,757
                                     ----------------------------------------
                                                  $695,457            $84,684
                                     ========================================

                                  TRIPOD, INC.

4.  COMMITMENTS AND CONTINGENCIES

  The Company leases its facilities and certain other equipment under operating lease agreements expiring through 2000. Future noncancelable minimum payments as of October 31, 1997 under these leases for each fiscal year end are as follows:

                   1997                                    $ 47,076
                   1998                                     212,008
                   1999                                     134,751
                   2000                                      88,100
                                                -------------------
                                                           $481,935
                                                ===================


  Rent expense under noncancelable operating leases was $79,950 for the ten month period ended October 31, 1997 and $45,061 for the year ended December 31, 1996.


5.  NOTES PAYABLE

  On November 1, 1996, the Company entered into a loan agreement with a Bank which provided for borrowings of up to $1,750,000 to finance operations. Any such borrowings were subject to an interest rate equal to the Bank's prime rate plus 1 1/2%. Borrowings made under this agreement were due on July 30, 1997, or at the closing of the Series E Preferred stock offering (see Note 8), whichever event occurred sooner. The loan was secured by all the assets of the Company. At December 31, 1996, there was $600,000 outstanding under the facility and on May 23, 1997 the loan was paid in full.


6.  DEFERRED COMPENSATION

  As of October 31, 1997 the Company was indebted to its Chairman and its President for certain wages that had been earned during 1994 through October 31, 1997 for which the related cash payment had been deferred. Deferred compensation does not accrue interest nor is there a pre-determined date on which the liability is to be paid.


7.  STOCKHOLDERS' EQUITY

Common Stock
  In connection with the formation of the Company in September 1992, the Company's founding stockholders contributed $79.50 for 79,500 shares of common stock.

Preferred Stock
  During the year ended December 31, 1994, the Company issued 27,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") at $4.67 per share to private investors for $126,090.

  The Series A Preferred Stock is voting. Dividends do not accrue. In the event a dividend is declared the dividend must be paid to the Series A Preferred Stock holders before any dividend can be paid to the common stock holders. The Series A Preferred Stock is convertible at any time into common stock on a one for one ratio. Upon the closing of a sale of common stock at a price of at least $20.00 per share pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds to the Company, all outstanding shares of Series A Preferred Stock shall automatically be converted into common stock, at the then effective
conversion rate.   The Series A Preferred Stock is not redeemable at the option of the holder. At any time after January 1, 2000, the Company may, at the option of the Board of Directors, redeem the Series A Preferred Stock in whole or in part by paying $4.17 per share in cash to the holders of the Series A Preferred Stock. Upon voluntary or involuntary liquidation, after the payment of all preferences on the Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock (the "Senior Preferred"), holders of Series A Preferred Stock are entitled to receive, out of generally available funds, the greater of $4.17 per share, or such amount per share as would be payable had each such share been converted into Common Stock immediately prior to such liquidation. In the event of a liquidation, Series B Preferred Stock and Series A Preferred Stock rank on parity. In the event the proceeds are not sufficient to liquidate the holders of Series A Preferred Stock and Series B Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock shall share the proceeds on a pro-rata weighted-average basis.

  During the six month period ended June 30, 1995, the Company issued 26,500 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") at $12.50 per share to private investors for $331,250.

  The Series B Preferred Stock is voting. Dividends do not accrue. In the event a dividend is declared, the dividend must be paid to the Series B Preferred Stock holders before any dividend can be paid to the Series A Preferred Stock and common stock holders. The Series B Preferred Stock is convertible at any time into common stock on a one for one ratio. Upon the closing of a sale of common stock at a price of at least $20.00 per share pursuant to an effective registration statement under the Securities Act of 1993, as amended, resulting in at least $10,000,000 of gross proceeds to the Company, all outstanding shares of Series B Preferred Stock shall automatically be converted into common stock, at the then effective conversion rate. The Series B Preferred Stock is not redeemable at the option of the holder. At any time after January 1, 2000, the Company may, at the option of the Board of Directors, redeem the Series B Preferred Stock in whole or in part by paying $12.50 per share in cash to the holders of the Series B Preferred Stock. Upon voluntary or involuntary liquidation, after the payment of all preferences on the Senior Preferred, holders of Series B Preferred Stock are entitled to receive, out of generally available funds, the greater of $12.50 per share or such amount per share as would be payable had each such share been converted into Common Stock immediately prior to such liquidation. In the event of a liquidation, Series B Preferred Stock and Series A Preferred Stock rank on parity. In the event the proceeds are not sufficient to liquidate the holders of Series A Preferred Stock and Series B Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock shall share the proceeds on a pro-rata weighted-average basis.

  In October 1995, the Company issued 15,525 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") at $44.00 per share to private investors for $683,100.

  The Series C Preferred Stock is voting. Dividends do not accrue. In the event a dividend is declared, the dividend must be paid to the Series C Preferred Stock holders before any dividend can be paid to the Series A Preferred Stock, Series B Preferred Stock (collectively the "Junior Preferred Stock) and common stock holders. The Series C Preferred Stock is convertible at any time into common stock on a one for one ratio. Upon the closing of a sale of common stock at a price of at least $50.00 per share pursuant to an effective registration statement under the Securities Act of 1993, as amended, resulting in at least $10,000,000 of gross proceeds to the Company, all outstanding shares of Series C Preferred Stock shall automatically be converted into common stock, at the then effective conversion rate. The Series C Preferred Stock is not redeemable at the option of the holder. At any time after January 1, 2001, the Company may, at the option of the Board of Directors, redeem the Series C Preferred Stock in whole or in part by paying $44.00 per share in cash to the holders of the Series C Preferred Stock. Upon voluntary or involuntary liquidation, holders of Series C Preferred Stock are entitled to receive, out of generally available funds, the greater of $44.00 per share or such amount per share as would be payable had each such share been converted into Common Stock immediately prior to such liquidation. The Senior Preferred ranks on parity. In the event that the proceeds from liquidation are not sufficient to pay amounts due to the Senior Preferred, the Senior Preferred shall share the proceeds based on a pro-rata weighted-average basis.

                                  TRIPOD, INC.

1995 Stock Option Plan

  During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under the Plan, options to purchase 100,000 shares of common stock may be granted at an exercise price determined by the Board of Directors. Options under the 1995 Plan are generally exercisable in eight semi-annual installments beginning six months after date of grant. Options under the 1995 Plan expire ten years from the date of grant. The total weighted average contractual life of options outstanding at October 31, 1997 was 8.91 years.

  A summary of option activity under the 1995 Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE                RANGE OF
                                                   OPTIONS              EXERCISE PRICE          EXERCISE PRICE
                                            -------------------      -------------------     -------------------
Outstanding at December 31, 1995                         17,907                    $4.00         $          4.00
  Granted                                                16,400                    $4.00         $          4.00
  Exercised                                              (3,872)                   $4.00         $          4.00
  Terminated                                             (1,283)                      --                      --
                                            -------------------
Outstanding at December 31, 1996                         29,152                    $4.00         $          4.00
  Granted                                                31,400                    $4.11         $4.00 - $ 10.00
  Exercised                                                (138)                   $4.00         $          4.00
  Terminated                                             (2,498)                      --                      --
                                            -------------------
Outstanding at October 31, 1997                          57,916                    $4.06         $4.00 - $ 10.00
                                            ===================
Exercisable at October 31, 1997                          24,462                    $4.00         $          4.00
                                            ===================

                                     OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                 ----------------------------------------------------------     --------------------------------------
                                          WEIGHTED-
                                           AVERAGE            WEIGHTED-                                  WEIGHTED-
    RANGE OF            OPTIONS           REMAINING            AVERAGE                 OPTIONS            AVERAGE
    EXERCISE        OUTSTANDING AT       CONTRACTUAL          EXERCISE             EXERCISABLE AT        EXERCISE
     PRICES        OCTOBER 31, 1997      LIFE (YEARS)           PRICE             OCTOBER  31, 1997        PRICE

     $ 4.00                   57,366         8.90               $ 4.00                       24,462         $4.00
     $ 10.00                     550         9.92               $10.00                           --            --
                      --------------                                                  -------------
                              57,916                                                         24,462
                      ==============                                                  =============

  The Company has recorded deferred compensation of approximately $152,000 for the difference between the exercise price and the estimated fair value of certain stock option grants. This amount is being amortized over the vesting period of the individual options on a straight-line basis, determined separately for each portion of the options that vest each year. Deferred compensation expense recognized for the ten month period ended October 31, 1997 and the year ended December 31, 1996 was approximately $10,000 and $0, respectively.

Stock-Based Compensation

  The Company has granted options to purchase shares of common stock to key employees and directors. These options vest over periods of up to four years and expire at various dates through 2007. The Company has adopted the disclosure provisions of SFAS No. 123 with respect to stock-based compensation. The effects of applying SFAS No. 123 in this pro forma disclosure may not be representative of the effects on net loss for future years. Had compensation cost for the Company's stock-based compensation plans been determined based on the grant date fair value in accordance with SFAS 123, the Company's net loss for the ten month period ended October 31, 1997 and for the year ended December 31, 1996 would have been increased to the pro forma amounts indicated below:

                                                  TEN MONTH
                                            PERIOD ENDED OCTOBER             YEAR ENDED
                                                  31, 1997                DECEMBER 31, 1996
                                          ----------------------      ----------------------
              Pro forma net loss                     $(3,504,821)                $(2,094,438)
              Pro forma net loss per share           $    (42.00)                $    (25.72)


  The grant date fair value of each stock option is estimated using the Black-Scholes option-pricing model with the following assumptions: an expected life of two or four years, a dividend yield of 0% and a weighted average risk-free interest rate of 5.75%. The weighted average grant date fair values of options were $0.76. The weighted-average remaining contractual life of options outstanding at October 31, 1997 was 8.91 years.

                                  TRIPOD, INC.

8.  REDEEMABLE PREFERRED STOCK

  In February 1996, the Company issued 40,669 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") at $43.03 per share to a private investor for $1,694,581 net of issuance costs of $55,406. In connection with the issuance of the Series D Preferred Stock, the Company issued two year warrants to purchase 17,430 shares of Series D Preferred Stock at $43.03 per share and five year warrants to purchase 17,429 shares of Series D Preferred Stock at $43.03 per share. In October 1996 5,810 of two year Series D Preferred Stock warrants were exercised at a price of $43.03. The value of the Series D Preferred Stock warrants as determined by management of $158,683 has been recorded as additional paid in capital.

  The Series D Preferred Stock is voting. Dividends do not accrue. In the event a dividend is declared, the dividend must be paid to the Series D Preferred Stock holders before any dividend can be paid to the Series A Preferred Stock , Series B Preferred Stock (collectively the "Junior Preferred Stock") and common stock holders. The Series D Preferred Stock is convertible at any time into common stock on a one for one ratio. Upon the closing of a sale of common stock at a price of at least $86.06 per share pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of gross proceeds to the Company, all outstanding shares of Series D Preferred Stock shall automatically be converted into common stock, at the then effective conversion rate. The Series D Preferred Stock is redeemable at the option of the holder at a price equal to $43.03 per share. The Series D Preferred Stock holders may redeem 33 1/3% of their holdings on January 1, 2002, 50% of their holdings on January 1, 2003 and 100% of their holdings on January 1, 2004. At any time after January 1, 2002, the Company may, at the option of the Board of Directors redeem the Series D Preferred Stock, in whole or in part, by paying $43.03 per share in cash to the holders of the Series D Preferred Stock. Upon voluntary or involuntary liquidation, holders of Series D Preferred Stock are entitled to receive, out of generally available funds, the greater of $43.03 per share, or such amount per share as would be payable had each such share been converted into common stock immediately prior to such liquidation. The Senior Preferred ranks on parity in the event of liquidation. In the event that the proceeds from liquidation are not sufficient to pay amounts due to the Senior Preferred, the Senior Preferred shall share the liquidation proceeds based on a pro-rata weighted-average basis.

  As a result of the Series D Preferred Stock issuance, the Series C Preferred Stock conversion rate increased from one to one (1:1) to 1.0475:1.00.

  In May 1997, the Company issued 199,203 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") at $50.20 per share to private investors for total consideration of $9,939,952 net of issuance costs of $60,039.

                                  TRIPOD, INC.

  The Series E Preferred Stock is voting. Dividends do not accrue. In the event a dividend is declared, the dividend must be paid to the Series D Preferred Stock and Series E Preferred Stock holders before any dividend can be paid to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively the "Junior Preferred Stock") and common stock holders. The Series E Preferred Stock is convertible at any time into common stock on a one for one ratio. Upon the closing of a sale of common stock at a price of at least $100.40 per share pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of gross proceeds to the Company, all outstanding shares of Series E Preferred Stock shall automatically be converted into common stock, at the then effective conversion rate. The Series E Preferred Stock is redeemable at the option of the holder at a price equal to $50.20 per share. On January 1, 2003, 2004 and 2005 (the "Series E Installment Dates") holders of Series E Preferred Stock holders can cause the Company to redeem shares of Series E Preferred Stock
in three annual installments.   As a result of the issuance of Series E
Preferred Stock, the Series D Preferred Stock redemption rights, as discussed above, have been amended to the reflect the same redemption schedule of the Series E Preferred Stock. Upon voluntary or involuntary liquidation, holders of Series E Preferred Stock are entitled to receive, out of generally available funds, the greater of $52.20 per share, or such amount per share as would be payable had each such share been converted into common stock immediately prior to such liquidation. In the event that the proceeds from liquidation are not sufficient to pay amounts due to the Senior Preferred, the Senior Preferred shall share the liquidation proceeds based on a weighted-average pro-rata allocation. The Senior Preferred rank on parity. In the event that the proceeds from liquidation are not sufficient to pay amounts due to the Senior Preferred, the Senior Preferred shall share the liquidation proceeds based on a pro-rata weighted-average basis.

  Following payments to holders of Senior Preferred Stock, Series B
Preferred Stock, Series A Preferred Stock and common stock, all holders of Preferred Stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock. In the event that the proceeds from liquidation are not sufficient to liquidate amounts due to the Liquidating Preferred Stock, the Liquidating Preferred Stock shall share the liquidation proceeds based on a weighted average pro-rata allocation.

                                  TRIPOD, INC.

9.  INCOME TAXES

  As of October 31, 1997, the Company had approximately $5.7 million in Federal and State net operating loss carryforwards. The Federal net operating losses will expire beginning in 2010 if not utilized. The State net operating losses will expire beginning in 2000 if not utilized.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and those used for income tax purposes. As of October 31, 1997 and December 31, 1996, the Company had deferred tax assets of $3.9 and $1.8 million, respectively, which have been offset in total by a valuation allowance. Deferred tax assets consist primarily of net operating loss carryforwards and accrued expenses of $3.4 million and $.5 million, respectively, at October 31, 1997 and net operating loss carryforwards of $1.8 million at December 31, 1996. A portion or all of net operating loss carryforwards which can be utilized in any year may be limited by changes in ownership of the Company, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

  In the opinion of management, it is more likely than not that deferred tax assets will not be realized due to the potential limitations of the utilization of net operating loss carryforwards and the uncertainty surrounding the Company's ability to generate future income sufficient to realize deferred tax assets.


10.  SUBSEQUENT EVENT

  On February 2, 1998 the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Lycos, Inc, a Delaware corporation ("Lycos"), and Pod Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lycos, ("PAC"), Bo Peabody and Richard Sabot, providing for the merger of PAC with and into the Company (the "Merger"). On February 11, 1998, the Company completed the closing of the Merger and Tripod became a wholly-owned subsidiary of Lycos. In accordance with the terms of the Agreement, Richard Sabot will be elected to the Company's Board of Directors for a term expiring at the first Annual Meeting of Lycos' stockholders held after Lycos' fiscal year ending July 31, 2000.

                                  TRIPOD, INC.

  In the Merger, all outstanding shares of Common Stock and Preferred Stock of the Company and options and warrants to purchase Common Stock and Preferred Stock of the Company were converted into 1,560,363 shares and options and warrants to purchase Common Stock, par value $.01 per share, of Lycos at an exchange ratio of 3.2427566. All outstanding options to purchase Common Stock of the Company have been assumed by Lycos and converted into options to purchase Common Stock of Lycos, and all outstanding warrants to purchase Preferred Stock of the Company have been assumed by Lycos and converted into warrants to purchase Common Stock of Lycos. The total value of shares, options, and warrants exchanged is $62.3 million.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  ------------------------------------------------------------------

(b)  Pro forma Financial Information

  In February 1998, the Company acquired Tripod, Inc. ("Tripod") for approximately $62.3 million, including acquisition costs. The acquisition is being accounted for as a purchase. See Note 7 to the Company's Consolidated Financial Statements for the quarter ended January 31, 1998 filed on Form 10-Q with the Securities and Exchange Commission.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations (the "Pro Forma Statements of Operations") for the year ended July 31, 1997 and the three months ended October 31, 1997 give effect to the acquisition of Tripod as if it had occurred on August 1, 1996. The Pro Forma Statements of Operations are based on historical results of operations of the Company and Tripod for the year ended July 31, 1997 and the three months ended October 31, 1997. The unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition of Tripod as if it had occurred on that date. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and the accompanying notes (the " Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements of the Company and notes thereto.

  The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisition of Tripod, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition of Tripod been effected as of October 31, 1997 or on August 1, 1996.

                                  LYCOS, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED OCTOBER 31, 1997
                                     -------------------------------------------------------------------------------------
                                                                                    PRO FORMA                 PRO FORMA
                                         LYCOS, INC.          TRIPOD, INC.         ADJUSTMENTS               AS ADJUSTED
                                     -----------------    -----------------    -----------------        ------------------
Total revenues                           $     9,303              $   236                                    $     9,539
Cost of revenues                               1,877                  348                                          2,225
                                     -----------------    -----------------    -----------------        ------------------
     Gross profit (loss)                       7,426                 (112)                                         7,314
Operating expenses:
  Research and development                     1,436                  684                                          2,120
  Sales and marketing                          5,479                  710                                          6,189
  General and administrative                     944                  280                  516(a)                  1,740
                                     -----------------    -----------------    -----------------        ------------------
     Total operating expenses                  7,859                1,674                  516                    10,049
Operating loss                                  (433)              (1,786)                (516)                   (2,735)
Interest income                                  540                   88                                            628
                                     -----------------    -----------------    -----------------        ------------------
Net income (loss)                        $       107              $(1,698)               $(516)              $    (2,107)
                                     =================    =================    =================        ==================


Net income (loss) per share              $      0.01                                                         $     (0.13)(e)
                                     =================                                                  ==================
Weighted average shares used in
 computing net income (loss) per
 share                                    14,681,976                                 1,278,661(e)             15,960,637
                                      ================                         =================         ==================

                                  LYCOS, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JULY 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                TWELVE MONTHS ENDED JULY 31, 1997
                                     -------------------------------------------------------------------------------------
                                                                                    PRO FORMA                 PRO FORMA
                                         LYCOS, INC.          TRIPOD, INC.         ADJUSTMENTS               AS ADJUSTED
                                     -----------------    -----------------    -----------------        ------------------
Total revenues                             $    22,273              $   517                                    $    22,790
Cost of revenues                                 4,732                  370                                          5,102
                                     -----------------    -----------------    -----------------        ------------------
     Gross profit                               17,541                  147                                         17,688
Operating expenses:
  Research and development                       4,304                1,511                                          5,815
  Sales and marketing                           19,130                1,150                                         20,280
  General and administrative                     2,856                  478                2,062(a)                  5,396
                                     -----------------    -----------------    -----------------        ------------------
     Total operating expenses                   26,290                3,139                2,062                    31,491
Operating loss                                  (8,749)              (2,992)              (2,062)                  (13,803)
Interest income, net                             2,130                    4                                          2,134
                                     -----------------    -----------------    -----------------        ------------------
Net loss                                   $    (6,619)             $(2,988)             $(2,062)              $   (11,669)
                                     =================    =================    =================        ==================

Net loss per share                         $     (0.48)                                                        $     (0.77)(e)
                                     =================                                                  ==================
Weighted average shares used in
 computing net loss per share               13,794,743                                 1,278,661(e)             15,073,404
                                     =================                         =================        ==================

                                  LYCOS, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               OCTOBER 31, 1997
                                 (IN THOUSANDS)



                                                                       OCTOBER 31, 1997
                                     ----------------------------------------------------------------------------------
                                                                                  PRO FORMA                PRO FORMA
                                         LYCOS, INC.        TRIPOD, INC.         ADJUSTMENTS              AS ADJUSTED
                                     -----------------   -----------------   -----------------       ------------------
ASSETS
------
Cash                                           $41,017              $5,872                                      $46,889
Accounts receivable, net                         7,293                 111                                        7,404
License fees receivable                         10,102                  --                                       10,102
Other current assets                             5,523                  17                                        5,540
                                     -----------------   -----------------   -----------------       ------------------
  Current assets                                63,935               6,000                                       69,935
Property, plant, and equipment,                  2,239                 917                                        3,156
 net
Other non current assets                         1,520                  25               4,806(c)                 6,351
                                     -----------------   -----------------   -----------------       ------------------
  Total assets                                 $67,694              $6,942               4,806                  $79,442
                                     =================   =================   =================       ==================

LIABILITIES AND STOCKHOLDERS'
----------------------------
 EQUITY
-------
Accounts payable and accruals                  $11,396              $  747                                      $12,143
Deferred revenues                               12,794                  93                                       12,887
 Other current liabilities                       1,641                  --                                        1,641
                                     -----------------   -----------------   -----------------       ------------------
  Current liabilities                           25,831                 840                                       26,671
Non current liabilities                          3,428                 170                                        3,598
Redeemable preferred stock                         --               11,476                                       11,476
Stockholders' equity                            38,435              (5,544)              4,806(c)                37,697
                                     -----------------   -----------------   -----------------       ------------------
  Total liabilities and
   stockholders' equity                        $67,694              $6,942               4,806                  $79,442
                                     =================   =================   =================       ==================

                                  LYCOS, INC.

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION



(a) The Company paid approximately $62.3 million for the acquisition of Tripod Inc. in February 1998, including costs of acquisition, of which approximately $6.9 million was allocated to intangible assets. Goodwill and developed technology will be amortized over a period of 5 years. The pro forma adjustments reflect three months and twelve months of amortization expense for the three months ended October 31, 1997 and year ended July 31, 1997, respectively, assuming the transaction had occurred on August 1, 1996. The value of the intangible assets at August 1, 1996 would have been 10,312.

(b) The Pro Forma adjustment reflects that portion of the purchase price allocated to in process research and development.

(c) In February 1998 the Company acquired all of the outstanding shares, options and warrants of Tripod for an aggregate purchase price of $62.3 million. The purchase price consisted of the issuance of common stock of approximately $58 million, options and warrants of approximately $3.4 million and acquisition costs of approximately $.9 million.

     The following represents the allocation of the purchase price over the historical net book values of the acquired assets and liabilities of Tripod at October 31, 1997. The illustration is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date (February 11, 1998). Assuming the transaction had occurred on October 31, 1997, the allocation would have been as follows (in thousands);

  Assets acquired;
      Cash.............................................      $ 5,872
      Accounts receivable, net.........................          111
      Property, plant and equipment....................          917
      Other assets.....................................           42
      In process research and development..............       51,600
      Developed technology.............................        4,619
      Goodwill.........................................          187
  Liabilities assumed..................................       (1,010)
                                                            ---------

Purchase price.........................................       62,338
                                                            =========

       The pro forma adjustment reconciles the historical balance sheet of Tripod at October 31, 1997 to the allocated purchase price assuming the transaction had occurred on October 31, 1997.

(d) The pro forma adjustment reflects the conversion of shares of Tripod commmon stock upon acquisition of Tripod by Lycos.

(e) The pro forma loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation of the weighted average number of shares outstanding assumes that the 1,560,363 shares of the Company's common stock issued in its acquisition were outstanding for the entire period presented.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
-------  ------------------------------------------------------------------

   (c)  Exhibits

2.1 Agreement and Plan of Merger dated as of February 2, 1998 by and among Lycos, Inc., Pod Acquisition Corp., Tripod, Inc., Bo Peabody and Richard Sabot.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       LYCOS, INC.


Date:  March 10, 1998                  By:    /s/ Edward M. Philip
                                          ----------------------------------
                                          Edward M. Philip
                                          Chief Operating Officer and
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                            Officer, Authorized Officer)